Exhibit 10.16

SPECIAL BONUS AND OPTION AGREEMENT

THIS SPECIAL BONUS AND OPTION AGREEMENT (this “Agreement”) is entered into as of July 22, 2005, by and among Richard L. Markee (the “Executive”), Toys “R” Us, Inc., a Delaware corporation (the “Company”), and Toys “R” Us Holdings, Inc., a Delaware corporation (“Holdings”).

WHEREAS, Executive is currently acting as interim Chief Executive Officer of the Company; and

WHEREAS, Holdings and the Company desire to provide Executive with certain incentives so that Executive will continue serving as the interim Chief Executive Officer of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Special Cash Bonus. Executive hereby agrees and acknowledges that the Company is currently evaluating its current management structure. As consideration for Executive’s agreement to serve as the interim Chief Executive Officer of the Company during such evaluation period, the Company hereby awards Executive a special bonus (the “Bonus”). The Bonus shall be equal to $2,000,000 and shall be payable to Executive in cash, so long as Executive is then employed by the Company or one of its Subsidiaries, on the first to occur of (i) Executive’s agreement to serve as the Chief Executive Officer of the Company (after written notice to Executive from the board of directors of the Company (the “Board”) that it has decided to retain Executive as Chief Executive Officer of the Company and that it has stopped its search for a new Chief Executive Officer), (ii) 90 days after the start date of the person (if a person other than Executive) appointed by the Board to the position of Chief Executive Officer of the Company, and (iii) the twelve month anniversary of the date hereof; provided that, the Bonus shall be paid to Executive on the date that Executive’s employment by the Company and its Subsidiaries is terminated without Cause or Executive resigns with Good Reason, if such events occur before the date the Bonus would otherwise be paid. Payment of the Bonus will be subject to all applicable withholding obligations, and the Bonus will not be taken into account for the purposes of calculating Executive’s benefits pursuant to any of the Company’s or its Subsidiaries’ benefit programs. The Bonus shall be an unfunded obligation of the Company.

2.

Special Option Grant. As further consideration for Executive’s agreement to serve as the interim Chief Executive Officer of the Company during the above-mentioned evaluation period, Holdings hereby awards Executive, as of the date hereof, an option to acquire 40,953 shares of the Class L Common Stock of Holdings, par value $0.01 per share at a price of $24.0752 per share and 368,577 shares of the Class A Common Stock of Holdings, par value $0.01 per share at a price of $0.2972 per share (the “Bonus Option”). The Bonus Option is hereby granted pursuant to the 2005 Management Equity Plan of Holdings (the “Plan”), is (in its entirety) a Tranche I Option within the meaning of the Plan, and (except as provided otherwise herein) is subject to all of the terms and conditions of the Plan. Notwithstanding the terms of the Plan, the Bonus Option shall fully vest if Executive is employed by the Company or one of its Subsidiaries on the first to occur of (i) Executive’s agreement to serve as the Chief Executive Officer of the Company (after written notice to Executive from the Board that it has decided to retain Executive as Chief Executive Officer of the Company and that it has stopped its search for a new Chief Executive Officer), (ii) 90 days after the start date of the person (if a person other than Executive) appointed by the Board to the position of Chief Executive Officer of the Company, and (iii) the twelve month anniversary of the date hereof; provided that, the Bonus Option shall be deemed vested in full on the date that Executive’s employment by the Company and its Subsidiaries is terminated without Cause or Executive resigns with Good Reason, if such events occur before the date the Bonus Option would otherwise vest.

3.	Call Provisions Regarding Bonus Option. Notwithstanding the terms of the Plan, in the event Executive resigns with Good Reason, then, with respect to the Bonus Option, such resignation shall be treated, for purposes of Article IX of the Plan, as if Executive had been terminated without Cause on the date of Executive’s resignation.

4.	Severance Provisions. As further consideration for the grant to Executive of the Bonus and the Bonus Option, Executive hereby agrees that in any circumstance in which Executive becomes entitled to receive severance or other similar payments from the Company or any of its Subsidiaries (whether pursuant to an employment agreement, a retention agreement, a severance plan or policy, or otherwise), that such payments shall be reduced by an aggregate amount of $1,000,000. In the event such payments are to be made to Executive in periodic amounts, then such reduction shall be applied pro rata over all periodic payments to be made to Executive. For the avoidance of doubt, “severance or other similar payments” shall not include, (i) the success bonus paid to Executive in connection with the closing of the transaction contemplated by the certain Agreement and Plan of Merger, dated as of March 17, 2005, by and among the Company, Global Toys Acquisition, LLC, and Global Toys Acquisition Merger Sub, Inc. (the “Merger”), (ii) any payments to Executive made in connection with the Merger with respect to equity awards outstanding prior to the Merger, (iii) any Rollover Options issued to Executive, (iv) any other equity awards of Holdings granted to Executive in connection with, or on or after, the Merger, or (v) any payments to Executive pursuant to Articles IX or X of the Plan (as defined above).

5.

Definitions. The terms Cause and Good Reason used in this Agreement shall have the meanings given to such terms in that certain Retention Agreement, dated as of May 1, 1997, by and between the Company and Executive (the “Retention Agreement”). For the avoidance of doubt, the appointment of another person to the position of Chief Executive Officer of the Company shall not constitute Good Reason for purposes of this Agreement or the Retention Agreement, and in no event shall either the Bonus or the Bonus Option be taken into account for purposes of any provision of the Retention Agreement which references Executive’s compensation or benefits (other than Section 10 of the Retention Agreement, as set forth in Section 7 below). All other capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan. Notwithstanding the foregoing, in no event shall the use of definitions from the Retention Agreement in this Agreement be construed to modify or amend in any way the terms of the Plan as they are applicable to any other Awards made to Executive. Furthermore, for all purposes of the Plan, this Agreement shall not be deemed to be an employment or other similar agreement entered into on or after the Effective Date.

6.	Other Benefits. Nothing in this Agreement shall confer on Executive any right to continue in the employment of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate Executive’s employment at any time for any reason in accordance with the Retention Agreement. The Retention Agreement, as modified by Section 4 hereof to the extent such section is applicable, remains in full force and effect following the execution and delivery of this Agreement and nothing contained herein shall be deemed to be a waiver by Executive of any rights thereunder.

7.	Excise Taxes. The parties hereto believe that neither the Bonus nor the Bonus Option is subject to the excise taxes described in Section 10 of the Retention Agreement. However, to the extent they are so subject, the Company and Holdings agree that they shall be covered by the provisions of Section 10 of the Retention Agreement, and, as such, any such payments or distributions pursuant to this Agreement shall be covered by Section II of Exhibit C of the Retention Agreement.

8.	Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the Bonus, the Bonus Option, and the offset for certain severance payments as set forth in Section 4 hereof.

9.	No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.	Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11.	Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.	Dispute Resolution. Section 13(i) of the Retention Agreement shall apply with respect to any dispute or controversy arising under this Agreement. Section 9(b)(ii) of the Retention Agreement shall apply with respect to any fees or expenses incurred by Executive in connection with any such dispute or controversy.

13.

Representations and Warranties. The Company and Holdings each represent and warrant to Executive that (i) all corporate action required to be taken by the Company or Holdings, as the case may be, to fully authorize the execution, delivery and performance of this Agreement has been duly and effectively taken, (ii) the execution, delivery and performance of this Agreement does not violate any material applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which the Company or Holdings, as the case may be, is a party or by which it is bound, (iii) the officer signing this Agreement on behalf of the Company and/or Holdings is duly authorized to do so, and (iv) upon the execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation by the Company or Holdings, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

14.	No Mitigation. Following any termination of employment, Executive shall be under no obligation to seek other employment with respect to any of his rights or benefits arising under this Agreement and there shall be no offset against the amounts due hereunder on account of any remuneration or benefits provided by any subsequent employment he may obtain.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TOYS “R” US, INC.

By:	/s/ Jordan Hitch
Name:	Jordan Hitch
Its:	Vice President

TOYS “R” US HOLDINGS, INC.

By:	/s/ Jordan Hitch
Name:	Jordan Hitch
Its:	Vice President

RICHARD L. MARKEE
/s/ Richard L. Markee